PSC Energy
End of Engagement Report
Draft Three
January 17, 1997

PSC Business Transformation Program   For Presentation
Los Angeles Department of Water & Power  February 4, 1997


             Transmittal letter
             (to be drafted)


             EXECUTIVE SUMMARY


Introduction

PSC Energy Corporation is pleased to present this End of Engagement report as the final deliverable in our two-year contract, during which PSC Energy has worked in partnership with the Department of Water and Power to initiate a comprehensive business transformation of the Department, a process expected to require from five to nine years for completion.

In February 1995, PSC Energy was contracted to assist the Department in designing this restructuring. Such a business transformation was mandatory, rather than optional, in order to provide a firm business foundation for the organization to compete and survive in a soon-to-be deregulated market. It was also essential that the Departments transformation begin immediately -- and that the changes include not only business practices, but also a new philosophy of doing business.




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As PSC Energy began its contract in 1995, many of the Department's potential competitors had already embraced the new business environment. They recognized that, in the future, the emphasis would no longer be on commodity electric service provided to a captive market. More important, the new environment would no longer ensure regulated rates which guaranteed total recovery of operating costs. These potential competitors understood that the a deregulated environment would likely belong to open-market providers meeting customer expectations at the lowest possible price while with the highest service quality.

PSC Energy and the Department agreed that the organization, which has been providing reliable service for more than half a century in a stable monopoly environment, must adapt to market changes in order to survive. The Department faced the necessity of transforming itself to meet the challenges of the changing market while under fire from competitors.

With these mandates in mind during the past two years, PSC Energy has worked in close cooperation with Department personnel to:

    * analyze the structure of the Department and its ability to compete in the changing market environment

    * design and implement strategies and action plans which can help the Department adapt to that new environment, and

    * create a business transformation framework which - if action plans are fully implemented in a timely manner - would provide the Department its best opportunity to remain viable and competitive in the newly deregulated market

The measure of PSC Energy's success in working with the Department to design and implement strategies to achieve these goals can be seen in reviewing the situation facing the Department just prior to PSC Energy's engagement compared to today:

    * In 1995, the Department's Net Operating Income (NOI) was in decline, as it had been since FY 1988/89, dropping some 70% during that period. Today, the Department's NOI is up, having increased from $59.9 million in FY 1994/95 to $132.7 million in FY 1995/96

    * The Department's debt load was increasing in the years immediately prior to 1995. This year saw debt reduction increase by 20%, to $66.0 million in FY 1995/96.

    *   In 1995, the Department offered no service




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        guarantees to customers. Today, the Los Angeles Department of Water and
        Power is the first municipal utility to offer such guarantees.

    * The business culture of the Department in 1995 was one of a traditional, monopoly municipal utility - non-competitive and without a customer service orientation or even a marketing department. In 1997, the business culture of the Department has begun to shift to customer-service, led by a functioning marketing department charged with developing products and services customers demand and implementing strategies to respond to consumer needs.

    * By 1995, the Department's cost structure was substantially higher than those of investor-owned utilities because of high overhead, non-competitive business practices and overstaffing. By 1997, the first steps had been taken to reduce operating costs to a competitive level. In the interim, new business practices had generated approximately
        (((( $600 million )))) in one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues for the Department and its stakeholders, the people of Los Angeles.

    * In 1995, the Department staffing level was 10,713. By September of 1996, the workforce had been reduced to 8,889 -- at a savings of more than $100 million per year.

    * Despite high staffing levels in 1995, the lingering effects of labor strife still affected the Department, with little cooperative effort between management and the unions which represent a large percentage of the Department's personnel. By 1997, despite substantial workforce reductions, labor and management were working together in joint teams to improve previously strained labor/management relations.

    * Facing the possibility of utility industry deregulation, the Department in 1995 had no business plan to deal with the impending deregulation and no strategy to function in that new unregulated environment in a way which would protect the Department's stakeholders -- especially the taxpayers of

        Los Angeles - from the potential negative impacts of deregulation, including possible insolvency or default of the Department. Today, the Department has a comprehensive Strategic Business Plan with strategies to maximize opportunities for success in that new environment.

PSC Energy is proud to have participated with the Department in the business transformation process of the past two years. We are pleased that implementation of our strategies and action plans during our engagement resulted in streamlining Department operations, helping to reduce costs, increasing net operating income significantly, identifying strategies for dealing with the debt load and starting the process which can give the Department its best opportunity to remain viable in the new unregulated market environment.

We believe the past two years represent a good beginning to the process. As we have made clear, however, there is still a great deal to do. PSC Energy, working with the Department, has created a blueprint for necessary action.

The Department, the Board and the City Council will now consider these strategic recommendations. The success of the business transformation process depends upon swift action.

It is clear that failure to become competitive in the unregulated market could lead to dramatic financial consequences for the Department, the City and its taxpayers.

Starting with implementation of the recommendations outlined in the Strategic Business Plan, these actions are essential if the Department is to have a reasonable chance of success in competitive, unregulated free market. The Department cannot become competitive with an operating cost structure that far exceeds those of other providers in the market and a business culture and governance structure that cannot respond to the demands of the open market.

Seizing these opportunities will protect the Departments ratepayers -- and ultimately, the taxpayers of the City of Los Angeles - from the potentially disastrous economic impacts which would flow from a Department unable to change and compete. These negative impacts could include:

    * an exodus of industrial and commercial customers to providers better able to compete in terms of products, service and price

    * spiraling rate increases for remaining customers, or taxpayer subsidies to the Department in order to keep rates artificially low for those ratepayers remaining

    *   in the end, potential insolvency or



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        liquidation of a Department unable to compete in the unregulated market, stranding more than $4 billion of the Department's current $8 billion debt; the stranded debt would become the obligation of the City of Los Angeles and its citizens.

PSC Energy's efforts over the past two years have been designed to help the Department transform itself and seize opportunities to prevent these potential negative impacts on the Department, its customers, the City and its taxpayers.

Additionally, strategies and implemented by PSC Energy, working with Department personnel, have produced tangible, immediate savings -- as quantified in this report - for the Department and its stakeholders worth approximately (((( $600 million )))) in one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues.

It has been a good start. But much remains to be done, as described in this report and in the Strategic Business Plan presented to the Board on January 7, 1997.


                       ((((( END OF EXECUTIVE SUMMARY ))))


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ORGANIZATION OF REPORT


This report is comprised of an Executive Summary, which outlines the key results of PSC Energy's work with the Department during the past two years.

Following the Executive Summary, the fill report includes:

    * A short narrative of the background of PSC Energy's involvement in the business transformation process

    * A description of the scope of work called for in the Department/PSC contract

    *   Objectives and accomplishments

    *   Accomplishments in specific focus areas including:

         - Business Strategy/Third Party Alliance

         - Market Focus

         - Customer Service Delivery

         - Central Services Organization

         - Transformation Mobilization and Communications

    * Recommendations for the challenges ahead

    * Required actions for the future

    * Conclusion

    * Appendices

Background


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With the passage of AB 1890 in September of 1996 the Los Angeles Department of
Water and Power, like all other utilities in California, faces the start of the deregulation process in 1998 and the opening of its markets to competition.

In 1995, in anticipation of that pending deregulation legislation, the Department of Water and Power focused on the need to assess the Department's ability to compete in a newly deregulated environment. The challenges inherent in this process had been highlighted in a number of previous studies, including the Decennial Audit and the Barrington-Wellesly Group studies.

While these documents were helpful in defining the challenges facing the Department, they produced recommendations rather than action steps to implement changes necessary to resolve the growing problems they identified. Moreover, these studies reviewed the Department's performance against historical utility standards in a non-competitive environment, rather than by the standards necessary in an unregulated and competitive market.

The Department recognized the need to formulate a strategic plan that looked to the future and the new unregulated environment, in order to create a strong business foundation that could maximize the organization's chances for success in a competitive market. The Department also recognized the need for an action-oriented approach, rather than generation of further studies.

To meet these needs, the Department contracted with PSC Energy Corporation to work with Department personnel not only to develop a Business Transformation Plan, but also to begin the process of undertaking the changes necessary.

Even with the recognition of the need for a dramatically new approach, the Department was nearly a decade behind investor owned utilities in California in responding to expected changes in the industry and in taking steps to restructure itself to meet the challenges those changes presented. Moreover, those investor owned utilities were continuing their own restructuring to meet the demands of the changing market.

The challenges facing PSC Energy in helping the Department achieve a complete business transformation were great:

    * an internal culture with limited experience in competitive business practices

    * a governance structure that works against the type of timely business decisions necessary in a competitive environment

    *   an obsolete information technology platform

    *   overstaffing in many key areas

    * a labor force governed by both non-competitive collective bargaining agreements and civil service requirements

    * an environment in which many of the functions currently performed by the Department will become obsolete with new technological approaches, new products and services expected and required by customers

    *   the Department's increasingly high levels of debt

    * an excess of generation capacity, developed at significant expense and adding to significant debt, much of which is unrecoverable

    * a cost structure substantially higher than comparable investor owned- and publicly-owned utilities

    * the fact that the Department may potentially lose customers worth at least $150 million in revenues at the outset of deregulation, suggested by experience in other utility industry deregulations

    * the most "at-risk" customers contribute 25% of the Department's total revenues and share a disproportionate rate burden

    * as higher prices drive customers to alternative energy suppliers, even higher rates for customers remaining will result

    * market trend models indicating that as much as 40% of the Department's energy supply business may be at risk by the end of the deregulation transition period in 2003.

As PSC began its contract in early 1995, the Department's own business trends also indicated the immediate need for a new approach to an evolving business climate.

Between the 1988/89 fiscal year and 1995 the Department experienced a gradual but consistent deterioration in its financial position. Operating costs increased by (((( _ % )))). During the same period, the Department's revenues saw a relatively small increase of (((( __% )))), even though rates had been increased. Debt servicing costs almost doubled, with nearly 30% of each revenue dollar needed to service debt, both on- and off-balance sheet. As a result, net operating income declined by nearly 70% from FY 1988/89 through 1995.


(((( CHARTS ))))


The Department had accumulated approximately $7.7 billion in on- and off-balance sheet debt (since increased to nearly $8 billion), nearly $4 billion of which a joint PSC Energy/Price Waterhouse, LLP study (the "Stranded Investment Study" or S.I.S.) subsequently described as out-of-market or stranded from recovery in an open market.

Implementation of action plans developed by PSC Energy in


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cooperation with Department personnel during the past two years resulted in immediate savings and cost reductions, as described in this report. However, the Department's operating cost structure remains at least $400 million per year higher than a comparable investor owned utility. Such a cost structure is non-competitive in the unregulated market which will begin on January 1, 1998.

To address this issue the October 31, 1996, PSC Energy/Price Waterhouse LLP Stranded Investment Study recommended dramatic changes in service and delivery, governance structure and debt structure in order to realize necessary future savings and generate future revenue in the competitive market. These changes include:

    *   further reducing staff by at least 1,500 positions

    *   selling or retiring excess generation assets

    *   incurring no new debt

    *   raising rates to market levels

    *   reducing costs and overhead, and

    *   implementing an aggressive debt reduction plan

These corrective actions recommended in the S.I.S. have yet to be brought before the Board in the form of specific recommended action plans for their approval.

Without these changes, PSC Energy has warned that the Department could become a last-resort provider of high-cost services to that small core of customers with no alternative. Or, in a worst-case scenario, the Department might cease to be a financially viable entity, resulting in a default on its $8 billion in debt, the bulk of which would become the obligation of the taxpayers of the City of Los Angeles.

PSC Energy's interim and long-term strategic recommendations are designed to maximize opportunities for the Department to avoid these negative outcomes and emerge from the transition period with a reasonable chance of long-term success in the new unregulated and competitive free market.

The result would be a radically changed Department dramatically different from today: operating on sound business principles; flexible and capable of quick response in a changing business environment; customer service oriented; ready to provide the products and services demanded in an unregulated market at a competitive price; and with a streamlined workforce possessing the experience and skills to match the needs of a changing market.

Objectives and Approach


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In the Department/PSC contract, executed on February 24, 1995, the Department asked PSC Energy to pursue five key objectives during its two year engagement. The goal of the engagement was to have PSC Energy assist the Department in beginning the process of making the Department competitive in the coming deregulated market and providing a platform for successful business transformation.

The objectives included in the DepartmentlPSC contract are:

    *   Modernizing the Departments operations and organizational structure;

    * Transforming the Department's existing internal business culture to reflect commercial business concerns and increased customer expectations in line with potential competitors in coming unregulated market environment;

    *   Enhancing the Departments current level of services;

    * Identifying and offering new products and services demanded by Department customers; and

    *   Increasing Department revenues and Net Operating Income (NOI).

To meet these objectives, PSC Energy worked with Department personnel to design and implement a large number of business transformation strategies during the two-year engagement period.

Over the short-term these management and marketing strategies and action plans, many of which are described in this report, have provided significant, positive and tangible impacts on the Department's organization and performance -- an immediate result not typical of consultant deliverables.

The changes which have occurred during the past two years stand on their own as quantifiable benefits to the Department and its stakeholders. These benefits include one-time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues.

We are pleased that implementation of PSC Energy's strategies, developed in cooperation with Department personnel, provided a combined financial benefit of (((( $600 million dollars )))), described in the following chart:

   (((( CHART OF SAVINGS DESCRIBED ABOVE GENERATED BY
      PSC/DWP RECOMMENDATIONS DURING ENGAGEMENT
      PERIOD ))))

Additional PSC Energy recommendations for future actions are contained in the Strategic Business Plan, presented to the Board on January 7, 1997. These recommendations, if fully implemented and sustained, could result in future annual recurring savings and avoided costs estimated at (((( $_ million )))), through the transition period ending in 2003 and beyond, as indicated in the chart below.


  (((( CHART OF ACCUMULATED RECURRING SAVINGS
     THROUGH END OF TRANSITION PERIOD ))))


These present and future savings, as well as PSC Energy's strategies to reduce Department debt and protect billions of dollars in investments, represent value to the Department, its ratepayers and taxpayers in the City of Los Angeles totalling more than (((( 20 times )))) the cost of PSC Energy's two-year contract.


  (((( COMPARISON CHART ON SAVINGS VS. $26 MILLION
     COST OF PSC CONTRACT ))))


During the second year of PSC's engagement, Net Operating Income for the Department also took a dramatic upward turn:


   (((( COMPARISON CHART OF NOI IN FYs 1988-1995
     AGAINST FYI 1995/96))))


PSC Energy also undertook a number of initiatives in cooperation with Department personnel which resulted in significant, if less tangible, benefits. These included creation, at the City Council's request, of joint labor/management committees with the International Brotherhood of Electrical Workers (IBEW) and other unions representing Department personnel, to improve previously strained labor/management relations. The accomplishments achieved during PSC Energy's two year contract have been the result of the unique working relationship formed between Department management, labor unions representing Department personnel and the PSC Energy project team

In many cases, joint Department/PSC Energy committees were created to identify, evaluate and implement strategies and initiatives. Over the course of PSC's two-year engagement, Department personnel participating in approximately 150 joint committees totaled more than 1,000 individuals - giving a significant proportion of the Department's work force a personal, hands-on stake in the development and success of the Department's Business Transformation Program.

This ongoing cooperative effort led to savings, described in this report, worth more than ((( more than $600 million ))) to the Department, its ratepayers and the taxpayers of Los Angeles in one-time savings and avoided costs, annually recurring savings, enhanced capabilities and generation of identified and potential future revenues. The net impact of these savings is likely to grow dramatically over time, saving hundred of millions more, as a number of these savings recur annually.

Even more significantly, this interaction has provided a creative spark for development of specific strategies and initiatives in the areas of marketing, customer service, federal and state energy regulation and continuing operations.

Continuing these cooperative efforts will be essential to create a unity of purpose across the Department as it approaches the new business environment of the unregulated, competitive market.

Although the Department faces the need to further reduce its workforce significantly, PSC Energy has served as a facilitator in helping to improve labor relations despite the pending force reductions. This positive outcome is virtually unheard of in the industry under these conditions. The success of the business transformation program to this point is due, in part, to the active and cooperative involvement of Department management and union leadership.

In addition to the efforts and strategies which produced immediate benefits, the long-term business transformation approach developed by PSC Energy in concert with Department personnel is presented in detail in the Strategic Business Plan. The Plan addresses in full the multiple objectives of PSC Energy's contract.

The Strategic Business Plan presents strategic options and recommendations, as well as action plans for the future, which would maximize the Department's ability to compete. Just as important, the Plan outlines action plans which would best protect the Department's ratepayers and the taxpayers of Los Angeles from a potential insolvency or default that could cost more than $4 billion - a burden of more than $1,300 for each man, woman and child living in the City.

Scope of Work

The scope of work agreed to by PSC Energy Corporation in meeting the five contractual objectives outlined above encompassed:

   The Business Transformation Program

   The goal of the Department in working with PSC Energy was to transform itself into "a competitive, responsive and profitable organization under changing conditions, including the new climate of competition and deregulation". This process began with PSC Energy's two-year engagement to outline and assist in the



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initial stages of a business transformation program which would provide the
Department its best opportunity to become competitive in the new deregulated market.

During the term of engagement, PSC Energy's primary mission was to lend its support and expertise to the joint effort with Department personnel, overseen by the General Manager, in developing the Business Transformation Program and executing the action plans necessary for its implementation. These efforts resulted not only in a long term Strategic Business Plan for the Department, but also in immediate actions which generated hundreds of millions of dollars in one- time savings and avoided costs, annual recurring savings, enhanced capabilities and generation of identified and potential future revenues. These benefits are enumerated and quantified in this report.

Assignment of a Core Project Team (CPT)

The scope of work described in the DepartmentlPSC Energy contract was intended to be a cooperative effort between the Department and PSC Energy. The Department agreed to commit resources to complement PSC Energy personnel in completing the work outlined for the Core Project Team assigned by PSC Energy. The CPT supplemented the Department's personnel in the business transformation effort.

The PSC Energy CPT was assembled and assigned to work closely with Department personnel in all areas covered by the contract, functioning as part of a Joint Project Team with Department managers and staff drawn from appropriate areas of the organization. The close working relationship resulted in a knowledge transfer to Department personnel which will benefit the Department beyond the term of PSC Energy's engagement.

In response to the objectives outlined in the DepartmentPSC Energy contract, the CPT included experts with the diverse applicable skills and experience necessary to analyze the external, changing market environment as well as the internal business culture of the Department, then design and implement strategies to adapt the Department's business culture to the new unregulated market environment.

Among the CPT members were recognized industry leaders in the areas of generation, transmission, distribution, information technology, telecommunications, finance, labor relations, natural gas supply, marketing and customer service.

The Joint Project Team was reconstituted a number of times during the engagement as specific initiatives



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were identified, completed and new projects begun. CPT members assigned by PSC
Energy during the second year of its engagement included financial analysts, financial modelers, economic analysts and others representing disciplines which should be -- but are not currently - included among Department personnel. Again, the working relationship among members of the Joint Project Team ensured a knowledge transfer in these areas of expertise to Department personnel working as part of the Team.

Over the course of the engagement, PSC Energy augmented the CPT as necessary with additional expert skills, experience and talent needed to backfill the Department's resource shortfall. The contract called for a commitment by PSC Energy of 24.75 CPT full-time equivalents (FTEs) over the term of the engagement. During the first year of the contract, the commitment was exceeded by 12%, representing an uncompensated PSC Energy investment of approximately $1.6 million.

By the end of the engagement, PSC Energy was providing as many as 39 FTEs, more than 50% above the required commitment of personnel.

Included in these efforts, PSC Energy exercised a number of business alliances to meet the Department's business requirements. These alliances included contributions from partnerships with Minority and Women Owned Business Enterprises (MBE/WBE), represented by:

    **  OAO Corporation

    *   RCA & Associates

    *   Kosmont & Associates

    *   GEM Communications Group

    *   PS Enterprises

    *   Reyes and Associates

Additional business partners, complementing PSC's strengths and bringing key skills and experience to these efforts, were:

    *   Marathon Communications

    *   Latham & Watkins

    *   Camp Dresser and McKee

    *   Goldman Sachs

Deliverables for Year One and Year Two

The Department/PSC Energy contract set forth a number of targeted deliverables for Year One and Year Two. The deliverables were modified during the course of the engagement, at the direction of the General Manager and the Board, to meet agreed upon prioritization of work efforts and strategies.

    As of the end of engagement on February 14, 1997, all contractually required deliverables have been provided to the Department.

    A full accounting of the contractually required deliverables and their dates of completion is included in the Appendices to this End of Engagement report.

Accomplishment of Objectives

The successful efforts of the DepartmentIPSC Energy partnership to accomplish the stated contract objectives include:

    * formation of a Marketing and Customer Service organization focused directly on customer service and satisfaction; a special emphasis on development of marketing expertise was required, because the Department had not previously included a marketing organization, per se

    * creation of a Chief Administrative Officer position and supporting organization to coordinate and streamline responsibility for all Department support services

    * identification and development of market, debt and financial strategies to guide the Department through the transition to a new role as a provider in an unregulated market environment

    * exploration of third party business alliances to assist the Department in maximizing its invested resources through creation of a Wholesale Energy Trading Service; marketing of excess generation; restructuring existing contracts; providing new services and products for retail customers in competitive markets; development of strategies to explore new revenue opportunities; and, finally

    * development and completion of a Strategic Business Plan which will guide the Department in dealing with $4 billion in stranded investments, a rate structure that produces disadvantage for high-risk customers and an existing cost structure that renders the Department non-competitive by exceeding the cost structure of comparable investor owner utilities by more than $400 million per year.

The positive financial impacts of these efforts have been substantial, including, during the first year alone:

    *   $161 million in one-time savings and avoided costs;

    *   $4 million per year in recurring savings

    $ $86 million per year in recurring savings from the Focused Separation Program, which PSC Energy assisted the Department in perfecting and implementing

    *   $166 million identified future revenue opportunities

(((( CHART OF FIRST YEAR SAVINGS ))))

During the second year of the DepartmentlPSC Energy partnership, financial benefits resulting from implemented strategies include:

    * $13 million per year in recurring savings from operational improvements in in-basin generation, achieved through joint labor/management/PSC Energy working groups

    *   $10 million per year in operational improvements

    * $4.25 million per year in recurring year over year reduction of accounts receivable write- off from $27 million to $22.75 million, assuming this level of improvement is maintained

    *   $28 million per year in additional staff savings not associated with FSP

    * $1.5 million per year in savings through renegotiation of telephone suppliers' contracts

    *   $1.3 million per year in savings through reduction of IT software costs

Additional savings initiated or realized during the second year of PSC Energy's engagement included:

    * $43 million over five years in avoided costs for the in-basin generation capital program,

    * $27 million over five years in avoided costs through a new utility pole replacement process;

    * $86 million in sustained improvements from the FSP implemented the prior year

    * $4 million in other recurring benefits from strategies implemented during the prior year


(((( CHART OF SECOND YEAR SAVINGS ))))

New revenues identified in PSC Energy's second contract year included:

    * $19 million realized during this year from a new $25 million "dark fiber" contract, with a second "dark fiber" contract valued at $19 million in the final stages of negotiation (((( was recently signed )))).

    * $400,000 in contracts signed for providing support services outside the Department, with an additional $4 million in proposals submitted and awaiting responses.

These savings, avoided costs and revenue generated during PSC Energy's engagement total approximately (((( $600 million )))) in financial benefits as outlined in this report.


(((( CHART OF TOTAL SAVINGS ))))


In addition, $120 million in potential annual recurring savings has been identified through efforts being conducted to re-negotiate fuel and purchased power contracts, as well as improved utilization of generation assets.

The Department's first full fiscal year of PSC Energy's engagement saw net operating income increase 169% (from $59.9 million in FY 1994/95 to $132.7 million in FY 1995/96) and debt reduction increase by 20% (from $55 million to $66.0 million). This improved financial performance occurred even though the Department also took accelerated write-offs of $28.7 million in preparation for the new competitive market environment.


   (((( CHARTS REFLECTING INCREASE IN NOI AND IN DEBT
      REDUCTION DURING FY 1995/96 AGAINST PREVIOUS
      6 FYs ))))


The positive financial performance for FY 1995/96 also reversed the trend of recent years in which the Department has borrowed tens of millions of dollars each year, including FY 1994/95 during which the Department was required to borrow (((( $_

These efforts represent even more substantial financial benefits in the years to come if cost saving programs are maintained, with accumulated savings of hundreds of millions of dollars per year.

Accomplishments in Specific Focus Areas

Through Year 2 of the Department/PSC Energy contract, the Core Project Team identified five key focus areas. The five areas are interdependent, and efforts in each area created results beyond the boundaries of the area itself.

Business Strategy/Third Party Alliance

It is clear that incremental improvements in Department business practices cannot alone bring the Department to long-term financial viability. For that reason, PSC Energy explored ways to cut costs dramatically and exploit assets in order to lower the Department's cost structure from its current level $400 million above a comparable investor-owned utility.

The Department has at least $100 million in excess annual operating overhead, concentrated in the Central Services Organization. The Department is also burdened with a physical and information technology infrastructure which is poorly maintained and will require some $300 million in investment over the next 3-5 years. Even if the money were available for such investment, the Department does not currently possess the amount of skill and expertise necessary to bring these infrastructures up to competitive levels.

PSC Energy suggested that a dramatic response was necessary to deal with these enormous financial challenges and to avoid potential insolvency in the competitive market. PSC Energy recommends that the Department look beyond its internal resources as an avenue to dealing with debt, underperforming assets, existing high-cost energy purchase contracts, excess capacity and non-competitive cost structure.

Specifically, PSC Energy recommended that the Department consider a strategic alliance with a partner who could assist in these arenas:

    *   Creating wholesale energy trading service

    *   Active marketing of excess generation

    *   Restructuring of contracts

    *   Providing new products and services for retail customers

By the end of 1996, detailed proposals had been made by a number of candidates for such strategic alliances. Those proposals are now being studied by the Department and recommendations should be made in time to begin operations during the first quarter of 1997.

PSC Energy also worked with Department personnel to design and implement strategies which would help the Department maximize value from its Generation and Transmission assets. PSC Energy's achievements in this area include:

    * A proposal and plans for the Department to divest itself of some surplus generation assets.

  * The start of negotiations with Montana Power to end the take-or-pay Colstrip contract. The cost for power purchased under that contract is twice market price and this output is not needed to meet current demand. Potential savings of up to $40 million per year have been identified and are being pursued.

  * The possible sale of Mojave capacity rights. Mojave requires potential large capital outlays for water supply and environmental modifications. Annual capital and expense savings resulting from divestiture of Mojave are expected to exceed $30 million per year.

  * The effort to restructure the Intermountain Power Project (IPP), in which Utah municipals have call rights to 25% of the output of the plant and control the Board but are not required to take any output or pay any expenses. The Department has notified the Utah municipals that the current arrangement is no longer acceptable and they must assume their share of the $5 billion in debt or renounce all rights. The negotiating process is expected to take at least a year before resolution.

  PSC Energy and Department personnel have also developed business and financial models to allow accurate assessments for the disposition of Department assets. Models developed include:

     * IPP and Colstrip operations and contractual commitment ($40 in savings per year)

     *   Gas supply contracts ($20 million in savings per year)

     *   In-basin generating station ($30 million in savings per year)

     *   Mojave generating station ($30 million in savings per year)

     *   Navajo generating station (annual savings to be determined)

Market Focus

  The new competitive market requires the Department, along with other suppliers, to focus on and meet customers' needs. From the Department's perspective, large commercial and industrial customers are the most at-risk in a competitive environment, representing a potential of $150-350 million in lost revenue. Residential rates would need to rise by 20%-40% to make up for such losses.

  PSC Energy's strategies on these issues focused on account management, service development, pricing and market forecasting. Accomplishments include:

  * Initial segmentation of the customer base and assignment of responsibility for servicing each group to a specific team within the Marketing organization. The current access to customer information is inadequate and is a significant impediment in the competitive marketplace.

  * Development of a preliminary Pricing and Rates strategy, providing compliance with the need to unbundle generation, transmission and distribution services and costs.

  * Development, implementation and service of a Product Development process, to develop and deliver new products necessary in the competitive market.

  * Conclusion of long-term contracts with UCLA, Ultramar, (((( USC if signed ))) and others who may otherwise have considered switching suppliers in a competitive market. The result was retention of $12 million in revenue per year.


Customer Service Delivery

Implementation of PSC Energy's strategies for customer service improvements have led to tangible results, including a new bill format for easier customer understanding, improved collections, service guarantees, a more efficient claims resolution process and an action plan for a remodel of the Customer Information System.

Accomplishments in the Customer Service area include:

  * Waiting times for customers to reach a service representative in the Customer Call Center (CCC) were reduced from an average of 180 seconds in 1995 to a current average of 105 seconds. The improvement was achieved with no addition in staff, but an improvement in morale and performance by existing staff. The Customer Call Center (CCC) is the key interface group for the Department's 1.3 million electric and 600,000 water customers, dealing with more than 3 million customer calls per year and arranging more than 14,000 Field Service Orders per week.

  * Reduction in the Departments write-off of "uncollectible" Accounts Receivable from $27 million per year to $22.75 million per year. In addition, ongoing efforts are actively seeking out further improvements.

  * A program to reduce Accounts Receivable write-offs from master-metered water accounts. These accounts represent only 7% of the customer base but are responsible for 40% of Accounts Receivable written off in recent years. PSC Energy and the Department have worked with other interested City agencies in developing policies for dealing with this problem. Those policies have been approved by the Board of Water and Power Commissioners.

   * Introduction of a simplified bill to increase customer understanding of rates and charges, as a result of customer studies (and more than 1 million customer calls per year -- more than one-third of the total calls received by CCC -- requiring an increasing nuumber of staff to respond) which showed that customers were confused by the previous bill format.

   * Development of service guarantees to external customers, making the Department the first municipal utility in the country to offer such customer service guarantees.


Central Services Organization

PSC Energy's strategy, designed and implemented in cooperation with Department personnel, included formation of the Central Services Organization (CSO) in January of 1996. This allowed the Department to streamline and make more cost-effective the earlier, inefficient structure of fragmented responsibility for human resources, fleet, internal communications, shops, procurement and facilities management. Responsibility and accountability for all these functions have now been consolidated and assigned to a single Chief Administrative Officer
(CAO).

The CSO leadership, with the support of PSC Energy and in conjunction with the CAO, has developed a Business Plan which substantially reduces the present $200 million annual cost of providing support services to the Department. This plan will ensure that functions whose costs are above market are either re-engineered to be competitive or eliminated.

Accomplishments of the Central Services Organization include:

  * Improvement in the quality of services to internal customers through the development and introduction of service guarantees for each support services group. This change in management and employee focus to identifying and filling customer needs was a necessary first step in changing the business culture across the Department to one that is focused on identifying and serving the needs of external customers.

  * Redesign of the procurement process, developed by a joint Department/PSC Energy team. Formal contract processing time has been reduced by 4 weeks, permitting a $5 millon reduction in inventory and a potential reduction in inventory carrying costs of $1 million per year.

  * Development of Strategic Procurement Partnerships, which have the potential to reduce the delivered cost of materials and supplies by $40 million annually.

  * Implementation of a variety of process changes and cost reduction initiatives which are on track to reduce annual costs by $10 million in FY 1996/97 and beyond.

  * Decentralization of the stores function to place the operational management of warehouses and inventory level in the business units. This improved service levels and permitted a reduction of (((( $1 million ))) in material handling expense in the business units.


Transformation Mobilization and Communications

During Year I of the PSC Energy contract, transformation efforts helped realign the Department into manageable, focused and accountable business units. Business Units for Generation, Transmission and Distribution were formed, and a Marketing and Customer Care Organization was created. The General Manager's office was streamlined and a number of other administrative functions were made more efficient and accountable, including the creation of the Central Services Organization through consolidation of a number of disparate organizations within the Department.

Year 2 efforts extended these efforts to address organizational structures and cultural issues. These include potential expansion of exempt positions to bring key skills and expertise into the Department and possible Charter revisions to revise the governance structure in a way that will allow the Department to respond quickly to a changing business environment. The level at which these changes are sustained and extended in the future will determine the future success of the Department.

Communications tasks have centered on developing and implementing strategies and action plans for internal and external communications processes to enable and support transformation, improving labor/management relations and designing a revised organization which can conduct business after the departure of some 17% of the workforce over the past two years. The workforce reduction has continued through PSC Energy's two year engagement, from 10,713 Department personnel on March 1, 1995, to 9,133 after FSP, to 9,016 by March 1, 1996 and to 8,889 on September 1, 1996.

The Barrington-Wellesly Group (BWG) studies in 1990 recommended a Department force reduction to 8,700 people within five years. While that number is now within reach, the BWG numbers were based on a traditional utility monopoly model. PSC has advised the Department that the 8,700 number remains significantly too high to be competitive in the new unregulated marketplace and has suggested strategies to reduce overstaffing.

Nevertheless, the reduction to current levels has resulted in savings of $86 million annually from FSP reductions and an additional $28 million from further attrition.

Savings and efficiencies have been augmented through the redeployment of employees from surplus areas to critically needed functions and roles with the Department.

A significant element in the success of the transformation effort to date has been the active and cooperative involvement of Department management, IBEW leadership and employees in the Department. PSC Energy has served as a facilitator in building strong and improved labor relations in the face of reducing the workforce - a result almost unprecedented in the industry.

Additional PSC Energy accomplishments in the Transformation
Mobilization and Communications area include;

   * Creation of an integrated Marketing and Customer Service Department to better focus on customers' needs and product/service development. An Assistant General Manager has been appointed to lead these efforts.

   * Formation of eight cross-functional joint labor/management committees and more than two dozen labor/management subcommittees to address all aspects of the business transformation program.

   * Creation of more than 150 joint

   Department/PSC Energy committees with participation by more than 1,000 Department personnel in the effort to identify, evaluate and implement strategies and initiatives for business transformation across the Department.

* Institutionalization ofjoint committees and processes across the Department to create ownership of initiatives and serve as the foundation for future cooperative efforts.

* Creation of joint labor/management committees to foster a cooperative environment and improve previously strained labor/management relations in anticipation of the need for cooperative efforts in the implementation of the Business Transformation Program.

* Utilization of the 11 service guarantees already passed by the Board as evidence and a key element of the business culture transformation of the Department.

* The use of service guarantees as a means of focusing on customer satisfaction and providing a tool for accountability in delivering that satisfaction. These guarantees and the associated support infrastructure empower front-line employees to take ownership of customer satisfaction.

* Identification of $27 million in potential avoided costs through the Service Reliability and Maintenance Guarantees Joint Labor/ Management Committee, which identified an alternative to replacing distribution poles at a cost of $1,000 per pole rather than $10,000 per pole. This alternative will be applicable to approximately 3,000 poles over a 5-year period.

* Identification by the In-Basin Generation Joint Labor Management Committee of $43 million in potential avoided costs for capital investments over 5 years by cancellation of planned but unneeded expenditures for in-basin plants. The Joint Committee has also achieved operational savings of some $13 million per year, including $3.5 million per year from revised opering procedures in the Haynes Generating Station.

*  Development of a Management Appraisal and

     Assessment process. This process can be used to link incentive compensation, based on setting goals and targets, to subsequent measurement of managers' achievements against these targets. Further, the process can help identify management skills and expertise lacking in the Department as it faces the future.


THE CHALLENGES AHEAD AND RECOMMENDATIONS


Significant work remains to be done in order to assure the continuing success of the Department's Business Transformation Program. Even more significant than past hurdles are the challenges facing the Department as it enters the new world of competition. Decisions on strategic issues must be made to ensure that even a transformed organization can become competitive in an unregulated market environment.

Without these sustained efforts, the Department will likely be unable to continue its historic role as a valuable asset to the City of Los Angeles.

The new world of competition and deregulation has created challenges which all municipal utilities, the Department included, are ill-prepared to meet. A cumbersome and time- consuming governance structure limits the Department's capability to respond to changing needs, restricts the Department's ability to succeed versus competitors with more streamlined, business- oriented governance mechanisms. The City Charter, for example, inhibits the Department's range and speed of implementation in taking swift action on essential business decisions in the areas of supplying customer needs outside its franchise area, meeting market needs by providing new products and services quickly and acquiring badly-needed commercial skills and experience to meet specific challenges.

The positive changes which have been implemented through the business transformation strategies of PSC Energy, working with Department personnel, have been substantial, particularly when viewed from the perspective of the Department's history. However, these changes, by themselves, are not adequate to put the Department on a competitive footing in an unregulated environment.

A worst-case scenario would see the Department incapable of meeting the challenges of the immediate future. These include the need to:

   *  manage and reduce debt

   *  dramatically lower operating costs to competitive levels

   * ensure rates competitive for all classes of customers in an open and unregulated market

   * meet customer demand for service guarantees and innovative products and services

The failure to meet these challenges would cripple the Departmenfs competitive abilities even further, leading to a spiral of abandonment by large numbers of customers requiring substantial increases for remaining customers, provoking additional customers to seek other providers. The likely eventual outcome of this spiral would be to burden the City and its taxpayers with responsibility for paying the Department's $4 billion in stranded debt.

At the same time, the changing environment may offer windows of opportunity for the Department, including the opportunity for the Department to redefine itself with its ratepayers as a customer- oriented organization responsive to the needs of customers and offering products and services they demand at competitive prices. Such an organization, if issues of cost control and governance were addressed simultaneously, would be in a position to retain its customer base and compete in the unregulated market.

It has been the mission of PSC Energy during its engagement, as part of the business strategy deliverable, to work closely with Department personnel in designing and documenting specific strategies and action plans for the future which can best prepare the Department to stave off these negative outcomes. Further, these strategies and action plans are designed to create a platform which, if sustained, would provide the Department its best opportunity to move to a competitive stance in the unregulated market by the end of the transition period.

The Department does operate at a serious competitive disadvantage in implementing these recommendations, a disadvantage not shared by investor-owned utilities. The Department must, as a function of its governance process, disclose much of its business strategy and subject various elements of that strategy to open public debate. Further, the Department must act quickly to realize maximum value if it wishes to sell assets before they decline in value. For these reasons, implementation must follow immediately after disclosure of the business plan in order allow competitors minimum response time to the Department's business plan and to realize maximnimum value for assets.


Specific Challenges


As outlined in the Strategic Business Plan, the challenges ahead include:

   * Managing nearly $8 billion of tax exempt debt, including more than $4 billion in stranded debt. Complicating development of a strategy to deal with the debt burden through sale, strategic alliance or joint venture use of the stranded assets is the fact that IRS rules limit the use of public debt for private commerce.

* Consideration of the impact of IRS rules limiting disposal of assets created through the use of "tax exempt" municipal bonds.

* While AB 1890, which governs the deregulation process, provides for recovery of that stranded investment, it severely limits the time frame for that recovery. With an enormous stranded investment, the Department would need to cut costs by (((( $j))) and raise rates ((((( __% ))))) evenly across the customer base immediately to allow pricing comparable to other California utilities by the end of the deregulation period at the end of 2002.

* Addressing the Department's high operating costs by actions including a further workforce reduction of 1,500 individuals, shutdown or disposal of non-performing assets, implementation of strategic alliances and consideration of further strategic coalitions. These actions would help reduce operating costs which are more than $400 million higher each year than comparable investor owned utilities. Inability to bring these operating costs in line with competitors' costs will make the Department uncompetitive in the deregulated market.

* The inability to react quickly to market forces because of the Department's governance structure.

* An outdated information and technology infrastructure which will require significant capital investment to insure competitive levels of reliability and service. An outdated power infrastructure, requiring capital investment of approximately $100 million per year for the next three to five years to achieve the goal of competitive levels of reliability and service.

* The need to revise rules and inefficient work practices, many codified in municipal law and in labor agreements, into work and management practices which measure and reward performance.

* The dual obstacles offered by civil service rules and labor agreements which can serve to prevent reasonable and desirable personnel actions necessary for change, an example of which was the length of time it took to staff the Department's marketing organization with surplus personnel.

* A labor force governed by both long-standing and non-competitive collective bargaining agreements and civil service requirements.

  * A mismatch of management and staff skills against those required to operate successfully in the competitive arena; this could be addressed in part by the expansion of exempt positions allowing the Department to add expertise required to operate in the new unregulated market, but which is not currently available among Department staff.

  * An even greater potential mis-match of available skills against market needs arising from civil service rules allowing "bumping", slotting individuals into key slots necessary for competitive action even if those individuals do not possess the necessary expertise the Department requires.

  * The need to understand that services, transfers and revenues provided by the Department to the City under the current system will likely diminish in the new unregulated environment, but that new environment may also generate replacement revenue through license fees, taxes and other charges not now paid by the Department.

The Department's business strategies in dealing with these challenges should comply with two overriding objectives:

   1. Elimination of as much debt and disposal of as many non-performing assets as possible during the transition phase of the deregulation process; and

   2. Positioning the revised business to operate effectively in the deregulated market.


Strategic Recommendations

In light of the Department's objectives, and in order to meet the challenges outlined above, PSC Energy has made a number of strategic recommendations for future action to the Department. These recommendations are contained in the detailed Strategic Business Plan recently presented to the Board by PSC Energy. The highlights include:

   * Transition of Generation Business, including an exit from the competitive generation supply business in the long term. The short term goal should be to reduce fix costs by selling or closing down existing excess capacity and renegotiating contracts.

   * Transition of Transmission Business, through transfer of control of transmission assets to the California ISO in January 1998 as mandated by legislation.

  * Modernize and Improve the Distribution Business, through streamlining of the remaining business by improving work practices, introduction of new technologies and cutting overheads.

  * Create a Service Delivery Business, by investing in critical elements of service delivery infrastructure. This would enable the business of providing service to customers to be performed successfully in a deregulated market.

These strategic recommendations are described in detail in PSC Energy's Strategic Business Plan for the Department.


Strategic Actions


To implement the strategic recommendations contained in the Strategic Business Plan, PSC Energy has suggested the following actions:

   * Generation - Sell 500 MW of excess generation assets and close down 2 in-basin units totaling 600 MW before 1998;

   * Transmission - File a joint tariff with the IOUs to the FERC in January 1997 and join the ISO in January 1998

   * Distribution -- Consolidate operations and maintenance functions and implement changes to working practices in the distribution system

   * Service Delivery - Implement essential changes to the metering, billing and account management functions to allow introduction of Direct Access to customers

   * External Alliances -- Complete negotiations and sign an agreement with a strategic alliance partner in January 1997 and implement that agreement within a Joint Powers Authority (JPA) structure

PSC Energy has also recommended in its Strategic Business Plan a number of supporting actions which are required if the Department is to address its financial, labor, organizational and communications goals. These actions include:

   * Implement ordinances immediately to restructure rates, raise residential and small business rates in line with Edison's expected rates in 1998, providing up to $250 million per year for early debt repayment.

  * Set an agreed method for reviewing current stakeholder benefits such as rates, transfer and other subsidies and investigate new transfer mechanisms.

  * Implement ordinances and conduct public hearings to phase in Direct Access beginning in January 1998, including implementation of competitive transition charge (CTC).

  * Implement voluntary incentive programs immediately to downsize current staff numbers by at least 1,500 focused in non-core, non-essential and overhead functions in two phases beginning March 1997 and ending July 1998.

  * Reorganization of the Department's management and workforce structure to maximize and coordinate skills of internal and external talent pools, align the skills available with the future business structure and integrate alliance partner functions during 1997.

  * Select a technology partner to manage and implement critical information technology (IT) projects to support restructuring, including new financial, management information, metering and billing systems. The partner must also assist in design and implementation of appropriate reeducation and reorganization of Department personnel to realize these IT goals.

  * Communicate the strategy and vision to all employees and stakeholders through an established communications plan with clear goals and strategies to attain them. This process begun through joint initiatives involving the Mayor, the Board and the Council with the assistance of the firm of Hill & Knowlton.

  * Establish management and governance accountabilities for achieving the Strategic Business Plan and measure performance against goals using performance targets and metrics.

Implementation of these actions, which are discussed in detail in PSC Energy's Strategic Business Plan, in a timely manner will require coordinated effort on the part of Department management, the Board and the City Council of Los Angeles.



CONCLUSION


PSC Energy is proud to have helped the Department design and implement its business transformation process of the past two years. The process has streamlined Department operations, helped reduce costs, increased net operating income significantly and identified strategies for dealing with the debt load. These actions represent a good start in moving the Department to a competitive footing that will allow it to function in an unregulated market environment.

PSC Energy is also pleased to have played a key role in designing the blueprint for the next level of action which must be taken after our engagement with the Department ends in February, 1997. This blueprint can serve as a firm foundation for full business transformation of the Department.

Much remains to be done for the longer term, starting with implementation of the recommendations outlined in the Strategic Business Plan. These actions are essential if the Department is to have a reasonable chance of success in competitive, unregulated, free market. The Department cannot become competitive with an operating cost structure that far exceeds those of other providers in the market and a business culture and governance structure that is slow to respond to the demands of the open market.

With regard to the future, PSC Energy has made its recommendations for action as part of the Strategic Business Plan. The decisions regarding those recommendations are now the province of the Board and the City Council, with implementation is in the hands of Department management and personnel. Success in the new environment can be achieved only through creation of a coalition of interests that can take necessary action in a timely manner.

All concerned realize that the stakes are enormous. Failure to adapt to the changing market could lead to abandonment of the system by those customers able to switch to more competitive providers with lower rates and higher levels of service, which in turn would require substantially higher rates for those customers remaining, prompting more of the remaining customers to leave.

Unable to generate cash flow to service its $8 billion debt load, the Department would likely default, with obligation for the debt falling to the taxpayers of Los Angeles.

PSC Energy's long-term strategic recommendations, contained in the Strategic Business Plan, mark a path towards the goal of maximizing the Department's opportunity to emerge from the deregulation transition period stronger and more capable of competing in an unregulated market.

Such a capability may well spell the difference between a vital and viable -- if dramatically different - Department enterprise and an organization stripped of its customer base and unable to meet its debt service, leaving the taxpayers of Los Angeles to pay the price of a potential insolvency or default.

Seizing the opportunity represented by the Strategic Business Plan provides the best opportunity to protect the Departrent's ratepayers - and ultimately, the taxpayers of the City of Los Angeles.

                                     Sheet l


25-October-1996

            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2

                                              Date Completed Targeted Completion

      Business Strategy

      Produce Business Strategy Plan For:
        Wholesale Power Market                                          Q4 / 96
        Retention of Retail Customers                                   Q4 / 96
        Core Business Efficiency                                        Q4 / 96
        Reducing Excess Generation                                      Q4 / 96
        Restructure Intermountain Power Project                         Q4 / 96
        Restructure Generation Business Unit                            Q4 / 96

      Support Alliance Negotiations and Restructuring
        Develop initial Generation and Contracts Model   Q2 / 96
        Develop Joint Venture Generation Model           Q3 / 96
        Develop In-Basin Generation Model                Q3 / 96
        Develop Generation Optimization Model            Q3 / 96
        Develop Wholesale Trading Model                  Q3 / 96

      Produce GLRA Position Papers
        Retail Rate Restructuring                                       Q4 / 96
        Competition Transition Charge                                   Q4 / 96
        Utility Law Changes                                             Q4 / 96
        Power Exchange / ISO                                            Q4 / 96

      Produce Market Position Document, Including:
        Direct Access as it applies to the City          Q4 / 96
        Stranded Investment and CTC                      Q2 / 96
        Charter Amendments and Governance                Q4 / 96

      Strategic Planning process improvements            Q1 / 97
                                   (defined)

                                     Sheet l


                                                              PJ 25-October-1996

             PSC ENERGY BUSINESS TRANSFORMAON DELIVERAB ES - YEAR 2



Market Focus

Agree deliverables with Marketing Dept             Q2 / 96
Define individual responsibilities                 Q2 / 96

Form teams for initiatives                         Q3 / 96
Launch Account/Market Planning training            Q3 / 96

Complete 60% of major account plans                Q3 / 96
Complete price unbundling strategy                 Q3 / 96
Complete consumer market plan                                      Q4 / 96
Complete product plans for prototypes of           Q3 / 96
                  EIS and EMCC

Complete 80% of major account plans                                Q1 / 97
Complete CTC rate design                                           Q4 / 96
Document Product Development process               Q3 / 96

Establish Fiber Optic Business Group & Contracts   Q2 / 96
Renegotiate External Telecomms Contracts           Q1 / 96
Provide Internet Access                            Q2 / 96
Assist with ITS reorganization / restructuring     Q3 / 96
Eliminate VM Operating System and Licences         Q2 / 96

                                     Sheet l


                                                                 25-October-1996

            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2


      Customer Services

      Reduction of CTS delay to < 60 seconds                 Q1 / 96
      Introduction of Teams' working method in CTS           Q1 / 96
      Pilot Credit Card / Pay by Phone methods               Q1 / 96

      Delivery of improved call center statistics            Q2 / 96
      Introduction of front-ending for call center           Q2 / 96
      Pilot of Appointment Scheduling for Fl                 Q2 / 96
      Introduction of new bill format                        Q3 / 96
      Delivery of CIS strategic way forward                  Q3 / 96
      Develop customer contact service standards
      Introduce CTS quality control procedures               Q2 / 96
      Develop performance and quaifty improvement            Q1 / 97
                   program for Branch Offices
      Develop 'Process Design Model' for C/Svce                            Q1 / 97

      Roll out Appointment Scheduling for all Fl staff                     Q4 / 96
      Integrate customer audits with APS                                   Q4 / 96
      Delivery of Bad Debt and Theft strategy initiative                   DWP Initiative
      Create redesign for Model Customer Care Center                       Q1 / 97
      Include Quality as shift selection criteria Ongoing
      Introduce Call Center and Field staff service gtees                  Q4 / 96
      Achieve Bad Debt and uncollectables reductions                       Q3 / 96 (1st 6 mth)
      Introduction of new anti-theft policies                                   DWP initiative

                                  Sheet l


                                                             PJ 25-October-1996

            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2



Central Services Organization

Form Service Guarantee Teams                   Q1 / 96
Form Procurement Reengineering Team            Q1 / 96

First Service Guarantees in place              Q2 / 96

Phase 1 procurement process ready to pilot     Q3 / 96
CSO Business Plan completed                                    Q4 / 96

Enhanced Service Guarantees ready                              Q4 / 96
             for implementation

Procurement process phase 2 processes                          Q1 / 97
             ready for implementation

                                     Sheet l


                                                              PJ 25-October-1996

            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2



     Transformation & Communications

     Create internal communications campaign           Q2 / 96
     Institutionalize joint labor / mgt cttee process  Q2 / 96

     Create external / community comrns plan           Q3 / 96
     Develop performance appraisal system              Q3 / 96
     Develop management assessment process             Q3 / 96

     Follow up plan to Transformation roll-out                        Q4 / 96

                                     Sheet l


                                                              PJ 25-October-1996

            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2



         PSC Core Project Team

         Plan / Begin Reassignment of PSC CPT                      Q/97
         Produce PSC Exit Report                                Q1 / 97

                                     Sheet l



             PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES YEAR 2

                                                     DOCUMENTATION SUMMARY/INDEX


        Business Strategy
Done?                                                 DOCUMENT NAME File Namel #
of Discs
        Produce Business Strategy Plan For
          Wholesale Power Market
          Retention of Retail Customers
          Core Business Efficiency
          Reducing Excess Generation
          Restructure Intermountain Power Project
          Restructure Generation Business Unit

        Support Alliance Negotiations and Restructuring
          Develop initial Generation and Contracts Model
          Develop Joint Venture Generation Model
          Develop In-Basin Generation Model
          Develop Generation Optimization Model
          Develop Wholesale Trading Model

        Produce GLRA Position Papers
          Retail Rate Restructuring
          Competition Transition Charge
          Utility Law Changes
          Power Exchange / ISO

        Produce Market Position Document, Including:
          Direct Access as it applies to the City
          Stranded Investment and CTC
          Charter Amendments and Govemance

        Strategic Planning process improvements
                            (defined)



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                                     Sheet i


            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2



        Market Focus
Done?                                                    Document Name    File
Name# of discs
        Agree deliverables with Marketing Dept
        Define individual responsibilities

        Form teams for initiatives
        Launch Account/Market Planning training

        Complete 60% of major account plans
        Complete price unbundling strategy
        Complete consumer market plan
        Complete product plans for prototypes of
                          EIS and EMCC

        Complete 80% of major account plans
        Complete CTC rate design Document
        Product Development process

        Establish Fiber Optic Business Group & Contracts
        Renegotiate External Telecomms Contracts
        Provide Internet Access
        Assist with ITS reorganization / restructuring
        Eliminate VM Operating System and Licences


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                                     Sheeti



            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2



       Customer Services
Done?                                                       Document Name   File
Namel# of discs
        Reduction of CTS delay to < 60 seconds
        Introduction of Teams' working method in CTS
        Pilot Credit Card i Pay by Phone methods

        Delivery of improved call center statistics Introduction of front-ending for call center Pilot of Appointment Scheduling for Fl Introduction of new bill format Delivery of CIS strategic way forward Develop customer contact service standards Introduce CTS quality control procedures Develop performance and quality improvement program for Branch Offices
        Develop 'Process Design Model' for C/Svce

        Roll out Appointment Scheduling for all Fl staff Integrate customer audits with APS Delivery of Bad Debt and Theft strategy Create redesign for Model Customer Care Center Include Quality as shift selection criteria

        Introduce Call Center and Field staff service gtees
        Achieve Bad Debt and uncollectables reductions
        Introduction of new anti-theft policies


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                                     Sheet i



            PSC ENERGY BUSINESS TRANSFORMA TON DELIVERABLES - YEAR 2



       Central Services Organization
Done?                                                    Document Name      File
Namel# of discs
       Form Service Guarantee Teams  .__
       Form Procurement Reengineering Team

       First Service Guarantees in place

       Phase 1 procurement process ready to pilot
       CSO Business Plan completed

       Enhanced Service Guarantees ready
                       for implementation

       Procurement process phase 2 processes
                   ready for implementation


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                                     Sheet i



            PSC ENERGY BUSINESS TRANSFORMAJION DELIVERABLES i YEAR 2



       Transformation & Communications
Done?                                                  Document name
       File namel# of discs
  x    Create internal communications campaign
  x    Institutionalize joint labor / mgt cttee process IBEW Joint Teams

  x    Create external I community comms plan
  x    Develop performance appraisal system            DWP Perf. Dev Syst
                                                       Appreaisal.doctl disc
  x    Develop management assessment process           DWP Pert. Dev System

  x    Follow up plan to Transformation roll-out

                                     Sheet i




            PSC ENERGY BUSINESS TRANSFORMATION DELIVERABLES - YEAR 2

Done?                                        Document Name  File Namel# of discs

      SC Core Project Team

      Plan I Begin Reassignment of PSC CPT
      Produce PSC Exit Report